                                                                    Exhibit 10.5

                           GENERATOR SUPPLY AGREEMENT


         THIS SUPPLY AGREEMENT (the "Agreement") is made and entered into on the 9th day of July, 1998, by and between GENERAC CORPORATION, a Wisconsin corporation with its principal office and place of business in Waukesha, Wisconsin ("Seller") and GENERAC PORTABLE PRODUCTS, INC. (F/K/A GPPC, INC.), a Delaware corporation ("Buyer"). This Agreement shall be binding as of the date written above but for purposes of computing time periods and anniversary dates, the effective date shall be considered to be July 9, 1998.

                                    RECITALS

         A. As a result of its purchase from Seller of Seller's portable products division, Buyer desires to engage in the marketing and sale of air-cooled, home stand-by generator systems of the type manufactured by the industrial division of Seller at time of signing the Agreement (the "Generators").

         B. In connection with Buyer's purchase of Seller's portable products division, Buyer desires that Seller manufacture the Generators requested by Buyer from time to time according to Seller's established specifications for the Generators (the "Specifications") and Seller has adequate facilities, expertise and personnel to manufacture the Generators according to the Specifications.

         C. Buyer desires to purchase the Generators from Seller, and Seller desires to manufacture and sell the Generators to Buyer on the terms and subject to the conditions set forth below.

                                   AGREEMENTS

         In consideration of the above recitals and the mutual covenants and valuable consideration contained herein, the parties agree as follows:

         1. SALE AND PURCHASE OF GENERATORS. Seller shall manufacture, according to the Specifications or such other specifications as the parties may from time to time agree, and sell to Buyer and Buyer shall purchase from Seller the Generators during the term of this Agreement pursuant to the terms and conditions set forth herein.

         2. TERM OF AGREEMENT. Subject to the provisions for termination set forth elsewhere in this Agreement, this Agreement shall commence on the date first written above and continue for one year (the "Initial Term"). After completion of the

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Initial Term, this Agreement shall automatically renew for consecutive one year periods ("Renewal Term") unless either party gives written notice of its intent to terminate this Agreement to the other party at least 6 months prior to the expiration of the Initial Term or any Renewal Term.

         3. PRODUCT ORDERS.

         (a) PURCHASE ORDERS. Purchase orders will be issued by Buyer on the first business day of each month specifying Buyer's requirements for the fourth month following the month in which the purchase order is issued. In the event Buyer desires to issue a purchase order for a quantity of Generators 20% greater than Buyer's average monthly orders for the previous twelve (12) months, Buyer must provide Seller with written notice of such order no less than six months prior to the start of shipment. All purchase orders for Generators to be manufactured and delivered shall be firm and may not be canceled or modified by Buyer without the written permission of Seller; provided, however, that Purchase orders may be modified by Buyer to provide for a later delivery date (not in excess of 60 days) upon notice to Seller at least 60 days prior to the requested delivery date.

         Purchase orders issued by the Buyer to the Seller shall specify the Generators being ordered, the required delivery dates, and the address to which Seller's invoice shall be sent. Any provision, term or condition set forth on Buyer's purchase order or on any acknowledgment, invoice or other document or communication provided by Buyer which is inconsistent with the terms of this Agreement, or is not addressed herein, is void and of no effect.

         (b) SELLER'S PURCHASE ORDER ACKNOWLEDGMENT. Seller's purchase order acknowledgment shall reflect the Buyer's purchase order number. A separate purchase order acknowledgment shall be rendered for each purchase order and shall be transmitted by Seller to the address specified on the purchase order. Each purchase order acknowledgment rendered by Seller shall separately identify the Generators by model number, quantities thereof, unit prices, and total amount due for such Generators. Applicable sales or use taxes shall also be reflected.

         (c) FORECASTS. Prior to the beginning of each calendar quarter, Buyer shall provide seller with a rolling written forecast of its estimated requirements for the Generators in each of the next four (4) calendar quarters (the "Quarterly Forecast"). Each Quarterly Forecast shall contain an update of the immediately preceding Quarterly Forecast with respect to the quarters referred to in such preceding Quarterly Forecast.

         In addition to the Quarterly Forecasts, if Buyer intends to purchase in


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any future four (4) calendar quarter period (the "Expansion Period") more than
120% of the number of Generators actually purchased in the four (4) calendar quarters just ended, Buyer shall provide Seller with Buyer's estimated requirements for the Generators in the Expansion Period a minimum of six months prior to the start of the Expansion Period (the "Expansion Forecast").

         Notwithstanding anything to the contrary in this Agreement, Seller shall have no obligation during the applicable period to manufacture and sell to Buyer any number of Generators greater than the Quarterly Forecast or the Expansion Forecast as applicable. Buyer shall use its best efforts to ensure that firm orders under section 3(a) of this Agreement conform to the estimates in the latest forecast.

         4. PRICES AND PAYMENT TERMS.

         (a) GENERATOR PRICES. Buyer shall pay Seller for the Generators in accordance with prices to be mutually agreed upon by Seller and Buyer based on the Specifications of the particular model of Generator and accessories ordered by Buyer, subject to modification from time to time in accordance with the terms of this Agreement. At least 30 days prior to each annual anniversary of this Agreement, the parties shall negotiate in good faith to determine the price for Generators for the upcoming year. Any agreed upon change to the price for the Generators shall be applied to Generators purchased during the following twelve-month period. All prices for Generators supplied under this Agreement are F.O.B. Seller's plant of manufacture in Eagle, Whitewater, or Waukesha, Wisconsin, as the case may be.

         (b) NON-RECURRING ENGINEERING CHARGE. Buyer agrees to pay Seller a non-recurring engineering fee with respect to Seller's preparation for manufacture of Generators of a configuration other than that described in the Specifications and for the acquisition of certain tooling, equipment and fixtures in connection with the manufacturing of such components. Upon Buyer's request, Seller shall provide Buyer with the amount of such fee, reasonable detail of the fee and the payment terms of such fee (the "Engineering Proposal"). Buyer shall own title to certain tooling, equipment and fixtures detailed in the Engineering Proposal and for which the payment of associated non-recurring engineering fees has been received.

         (c) PAYMENT TERMS. The terms of payment of Seller's invoices shall be net 30 days from Seller's invoice date. If Buyer disputes any invoice in good faith, in whole or in part, Buyer shall promptly notify the Seller in writing and shall set forth the basis for such dispute. The parties will then use their best efforts to resolve the dispute expeditiously. Any such dispute not resolved within 30 days may be submitted to binding arbitration in accordance with section 13 of this Agreement. Any invoice balance


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which remains unpaid after 30 days shall bear interest at the rate of 1.5% per month until paid.

         (d) SUSPENSION OR TERMINATION FOR FAILURE TO PAY INVOICES WHEN DUE. In the event that Buyer fails to pay any invoice, other than amounts which are in good faith dispute, when due, Seller may, at its option, immediately suspend its performance under the Agreement five days after providing written notice to Buyer of the overdue amount if such amounts are not paid within the five day period. Seller shall be under no obligation to resume performance until all overdue amounts, other than amounts in good faith dispute, are paid. Seller may, at its option, immediately terminate this contract if Buyer fails to pay any such amounts due which are not in good faith dispute within 15 days of the written notice of the overdue amount.

         5. TESTING, DELIVERY, USE, PRIVATE LABELS AND SERVICE AND PARTS.

         (a) SELLER TESTING. All Generators shall be inspected and tested by Seller for conformity to the Specifications prior to shipment to the Buyer.

         (b) DELIVERY. All Generators manufactured by Seller under this Agreement shall be delivered F.O.B. Seller's plant of manufacture in Eagle, Whitewater, or Waukesha, Wisconsin (as the case may be), and upon such delivery to carrier, title and risk of loss shall pass to Buyer.

         (c) RISK OF RESALE AND NO INDEPENDENT RIGHT TO RESELL. Risk of resale of the Generators shall be with the Buyer. Under no circumstances shall Seller assume any liability whatever in the event that Buyer is unable to resell the Generators, and Buyer shall have no right to return the Generators to Seller under such circumstances.

         (d) After sale to an end-user, Buyer shall ensure that the Generator is properly installed and maintained in accordance with Seller's installation and maintenance procedures and the requirements of the Seller's Limited Warranty (as defined in section 6(a) below).

         (e) SERVICE AND PARTS. Seller shall, to the extent required by this Agreement and to the extent requested by Buyer and agreed to by Seller, provide repair services for the Generators and Buyer shall utilize Seller for the performance of such repair services. Additionally, Seller shall sell to Buyer and Buyer shall purchase from Seller spare and replacement parts for the Generators, in the quantities which Buyer may request and which Seller may agree to sell, at the price at which Seller sells such spare and replacement parts to its master parts distributors, which may be modified by Seller from time to time.


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         6. WARRANTIES.

         (a) LIMITED WARRANTY. The Generators will be subject to Seller's standard limited warranty for the Generators which is set forth on Schedule A (the "Limited Warranty"). Seller retains the right to modify the Limited Warranty at any time and from time to time. SELLER MAKES NO OTHER WARRANTIES OR REPRESENTATIONS, EITHER EXPRESSED OR IMPLIED, WITH RESPECT TO THE GENERATORS, INCLUDING THEIR DESIGN, QUALITY, PERFORMANCE, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

         (b) WARRANTY EXCLUSIONS. Seller makes no warranty of any kind with respect to:

         (i) Repairs for Generators necessitated by normal wear and tear, damage in transit or accident, through abuse, misuse or negligence of Buyer or its customers, or by failure of any of those persons to maintain or use the Generators in accordance with Seller's written instructions; or

         (ii) Generators that have been modified in any manner after shipment by Seller.

         (c) RETURN AUTHORIZATION. Generators warranted by Seller shall be repaired or replaced at Seller's option and expense upon presentation of evidence that demonstrates to Seller's reasonable satisfaction a breach of the limited warranty. Prior to return of any Generator to Seller, Buyer shall obtain a return authorization from Seller and comply with Seller's return authorization procedures in force at the time of the return. Seller shall have no obligation to repair or replace Generators returned without a return authorization.

         (d) LIMITATION OF REMEDIES. Buyer's exclusive remedy for any defect in the Generators or breach of Seller's warranty under section 6(a) of this Agreement is, at Seller's option, either refund of the price paid by Buyer for the defective Generators, repair of the defective Generators sufficient to cause them to meet the Specifications or replacement of the defective Generators with equivalent Generators that meet the appropriate Specifications.

         IN NO EVENT SHALL SELLER BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR OTHER DAMAGES, INCLUDING ANY LOST PROFITS OF BUYER, IN CONNECTION WITH SELLER'S BREACH OF THIS AGREEMENT IN ANY WAY, INCLUDING, BUT NOT LIMITED TO, THE FAILURE OF THE GENERATORS TO MEET THE SPECIFICATIONS OR


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SELLER'S FAILURE TO DELIVER THE GENERATORS WHEN DUE OR AT ALL.

         The parties acknowledge that the limitation of damages contained in this paragraph is a separate item of their agreement. The parties acknowledge their intent that this limitation of damages shall be severable from the limited warranty and shall be enforceable even if the limitations in the limited warranty are held to be unenforceable.

         7. CONFIDENTIAL AND PROPRIETARY INFORMATION.

         (a) OWNERSHIP OF INFORMATION. Buyer acknowledges that all information disclosed to it by Seller pursuant to this Agreement, including all information pertaining to the design of and the manufacturing process for the Generators and all information pertaining to the conduct of Seller's business and affairs, shall, at all times, both during and after the termination of this Agreement, however occurring, remain the exclusive property of Seller and that Buyer shall not acquire any proprietary interest in such information.

         Seller acknowledges that all information disclosed to it by Buyer pursuant to this Agreement, including all information pertaining to the conduct of Buyer's business and affairs, shall, at all times, both during and after the termination of this Agreement, however occurring, remain the exclusive property of Buyer and that Seller shall not acquire any proprietary interest in such information.

         (b) ACCESS TO CONFIDENTIAL INFORMATION. Neither party shall, directly or indirectly, disclose, or permit anyone to disclose, any Confidential Information disclosed or made available by the other party, and shall carefully guard and keep secret all such Confidential Information. Neither party shall, at any time, allow anyone other than the other party hereto, or those authorized by the other party, to have access to or use any Confidential Information disclosed or made available by the other party. Each party shall use all reasonable efforts to protect the proprietary nature of any and all Confidential Information of the other.

         Except as expressly provided otherwise in this Agreement, neither party shall copy, modify, transcribe, store, sell, lease or otherwise transfer or distribute any Confidential Information of the other in whole or in part without prior authorization in writing from the other party. Both parties shall use the Confidential Information only during the term of this Agreement and solely for the purpose of carrying out the intent of this Agreement.

         For purposes of this Agreement, the term "Confidential Information" includes, without limitation, a party's techniques, processes, procedures, operations and


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other proprietary information relating to research and development, design, manufacturing, operations, marketing and finances. Upon termination of this Agreement, however occurring, both parties shall surrender to the other party all documents including, but not limited to, plans, specifications, literature, samples, documents and other tangible things, relating to Confidential Information disclosed or made available by the other party and all supplies which are the property of the other party.

         (c) LIABILITY FOR DISCLOSURE. Neither party shall be liable for disclosure to others of Confidential Information disclosed or made available to it by the other party if the information: (i) can be demonstrated by contemporaneous written records to have been in the other party's possession or available to the other party prior to the receipt of same from Buyer or Seller as the case may be; (ii) can be demonstrated by clear and convincing evidence to have been received from a third party having no obligation to hold the same in confidence; (iii) can be demonstrated by clear and convincing evidence to have been generally known or generally available to the public prior to the date of the disclosure; (iv) becomes generally known or generally available to the public through no act or failure to act on the part of either party or its affiliates; or (v) is required by a valid order of a court of law to be disclosed.

         If any Confidential Information of a party is required by law to be disclosed by the other party hereto (as contemplated by section 7(c)(iv)), the disclosing party shall provide the nondisclosing party with prompt notice of such disclosure and take such legally available steps as may be necessary to resist or narrow such request and/or to procure a court order stipulating that the Confidential Information required to be disclosed shall be used solely for the purposes for which the court order was issued.

         (d) NO GRANT OF LICENSE. No rights or obligations other than those expressly stated shall be implied from this Agreement. In particular, no license or other right is hereby granted, either express or implied, to one party by the other party (i) with respect to the other party's Confidential Information or
(ii) under any patent, patent application, copyright, trademark, or other proprietary right or intellectual property right now or hereafter controlled by the other party.

         (e) Buyer understands and agrees that the Generators embody design and manufacture information including, but not limited to, design or production concepts, methods, materials, structures, assemblies or similar information which is proprietary to Seller (the "Design Information"). Buyer shall not reverse engineer or disassemble the Generators and shall not use, nor permit any third party to use, the Design Information for any purpose other than those necessary to further the transactions contemplated by this Agreement. Under no circumstances shall the Buyer have the right to use the Design Information to design or manufacture any product, or assist any third


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party in manufacturing any product, which competes with the Generators.

         (f) SPECIFIC PERFORMANCE. The Parties agree that breach of this section 7 by either party would cause irreparable damage to the other party and that monetary damages alone would not provide the injured party with an adequate remedy for such breach. Therefore, if any controversy arises concerning the rights or obligations of either party under this section 7, such rights or obligations may be specifically enforced by an injunction order issued by a court of competent jurisdiction. Such remedy, however, shall be in addition to any other remedy to which the injured party may be entitled.

         8. INDEMNIFICATION.

         (a) BREACH OF THIS AGREEMENT. Subject to the limitations set forth in section 6(d) of this Agreement, each party agrees to indemnify and hold the other party, its affiliates, shareholders, directors, officers, employees, customers, successors and assigns harmless against all liabilities, claims, costs, damages, losses and expenses, including reasonable legal fees and related costs, which the indemnified party incurs by reason of the defaulting party's failure to perform its obligations under this Agreement.

         If a claim, demand or suit is presented or filed against the nondefaulting party and indemnification by the nondefaulting party is sought pursuant to this provision, the nondefaulting party shall give prompt notice to the defaulting party and provide reasonable assistance to and cooperation with the defaulting party, at the defaulting party's cost, in the settlement or defense of the claim, demand or suit. The right of indemnification shall be extinguished if the nondefaulting party fails to give notice of the claim, demand or suit, or settles the same without the written consent of the defaulting party.

         (b) INDEMNIFICATION BY BUYER. Buyer agrees to indemnify and hold harmless Seller, its officers, employees and agents, from and against all loss, damages, liability and expense incurred by reason of any claims, actions, suits or governmental investigations or proceedings including, but not limited to, product liability claims, brought against or involving them or any of them, which relate to or arise out of the manufacture of the Generators by Seller for the Buyer. Provided, however, that Buyer shall not be obligated to indemnify Seller for any claim which arises out of Seller's failure to comply with the limited warranty for the Generators described in section 6 above or failure to manufacture the Generators in compliance with the Specifications.

         (c) PRODUCT LIABILITY.


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         (i) INSURANCE. During the term of this Agreement, and for a period of three years thereafter, each party will at its own expense purchase (if it has not already purchased) and maintain general product liability insurance, naming the other party as an additional insured. The coverage shall have limits of liability of no less than $5 million and shall be placed with an insurance carrier having a Best's rating of no less than "A". Each party shall provide a copy of the insurance policy to the other party upon the other party's request.

         9. TERMINATION. In addition to any other provision of this Agreement which grants a right of termination, the following shall also constitute bases for termination:

         (a) A material default in the performance of an obligation under this Agreement, provided such default continues for more than 120 days after written notice is provided by the nondefaulting party.

         (b) If either party becomes the subject of a voluntary bankruptcy or insolvency proceeding; if such proceeding is involuntary, then the right of termination shall exist only if such proceeding has continued unstayed for a period of 60 consecutive days after filing.

         Upon the expiration or termination of this Agreement as set forth above, Seller will complete Generators on order at the date of termination, and Buyer shall purchase such Generators from Seller. Expiration or termination of this Agreement for any reason shall not affect any liabilities or obligations of either party which have accrued at the date of expiration or termination or which by their nature survive expiration or termination (including, without limitation, the obligations under sections 6, 7, 8, 9 and 13).

         10. FORCE MAJEURE. Neither party to this Agreement shall be liable for delay or failure to perform under this Agreement which results from any occurrence or event which could not have been reasonably avoided including, without limitation, accident, action of the elements, act of God, civil unrest, enemy action, epidemic, explosion, fire, flood, insurrection, strike, lockout or other labor trouble or shortage, natural catastrophe, riot, unavailability or shortage of material, equipment or transportation, war, act, demand or requirement of law or of the Government of the United States or any other competent governmental authority, or any other similar cause beyond such party's control, if the party in default makes reasonable efforts to remove or overcome the effects of such occurrence or event. If a party believes that any one or more of the above occurrences or events shall cause a delay or prevent its performance hereunder, it shall promptly notify the other party in writing of such fact.


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         11. RELATIONSHIP OF THE PARTIES. The relationship established between the parties by this Agreement during its term shall be solely that of vendor and vendee. Under no circumstances shall the contractual relationship between the parties be deemed or construed as one of agency, joint venture, employment or otherwise. This Agreement does not give either party any right to act as a representative or agent of the other party or any authority to incur or create any obligation in the name of or on behalf of the other party.

         12. ASSIGNMENT, SUCCESSORS AND ASSIGNS AND SALE OF SELLER'S BUSINESS. Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party; provided, however, Seller may assign, upon written notice to Buyer and without Buyer's consent, this Agreement or its interest herein to any affiliate or to any third party succeeding to Seller's business. Subject to the foregoing, this Agreement shall bind and inure to the benefit of Buyer, Seller, and their respective representatives, heirs, successors and assigns. If Seller desires to sell or transfer more than 50% of its stock (except for transfers among existing shareholders of Seller or any trusts for the benefit thereof and among existing shareholders of Seller and their spouses, siblings and lineal descendants or any trusts for the benefit thereof) or sell or transfer substantially all of its assets used in connection with manufacturing of the Generators, Seller agrees to have the party purchasing or receiving the stock or assets accept assignment of this Agreement subject to the term adjustment provision contained in section 2, above.

         13. ARBITRATION OF DISPUTES. All disputes or claims arising out of, resulting from or related to this Agreement shall be finally settled under the Rules of the American Arbitration Association (the "Rules") by an arbitrator appointed in accordance with the Rules. If the parties fail to so nominate a sole arbitrator within 30 days from the date when the claimant's request for arbitration has been communicated to the other party, the sole arbitrator shall be appointed in accordance with the Rules. Any decision made by such an arbitrator within the scope of his or her authority shall be binding upon the parties. The cost for such arbitrator shall be borne equally between the parties, but all other costs involved in the arbitration shall be borne separately by the parties. Each party shall enter into an arbitration agreement providing reasonable protection to the arbitrator. The place of arbitration shall be in Milwaukee County, Wisconsin, USA. Judgment on any award rendered by the arbitrator may be entered by any court of competent jurisdiction. The parties irrevocably consent and submit to the jurisdiction of any local, state or federal court in Milwaukee County, Wisconsin, USA.

         14. NOTICES. Notices permitted or required to be given under this Agreement shall be deemed sufficient if sent by mail or other delivery service, facsimile,


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or, if promptly confirmed in writing, by telephone, addressed to the parties as set forth below. Notices so given shall be effective upon (a) receipt by the party to which notice is given or (b) on the fifth day following the date such notice was posted or transmitted, whichever occurs first. Notices shall be addressed as follows:







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                           If to Seller:   Generac Corporation
                                           P.O. Box 8
                                           Highway 59 at Hillside Road
                                           Waukesha, WI 53187
                                           Attn:  Chief Executive Officer

                           If to Buyer:    Generac Portable Products, Inc.
                                           (f/k/a GPPC, Inc.)
                                           399 Park Avenue
                                           17th Floor
                                           New York, NY  10022
                                           Attn:  Mr. Eric Wilkinson

or to such other address as the parties may designate in writing.

         15. ENTIRE AGREEMENT. This Agreement and the exhibits attached hereto constitute the entire understanding between the parties with reference to the subject matter hereof and no statements or agreements, oral or written made prior to the signing of this Agreement shall vary or modify the written terms hereof. No amendment or modification of this Agreement or release form any of the provisions hereof shall be valid unless made in writing and signed by the parties.

         16. WAIVER. The failure of either party at any time to require performance by the other party of any provision hereof will in no way affect the right to require such performance at any time thereafter, nor will the waiver by either party of a breach of any provision hereof constitute a waiver of any succeeding breach of the same or any other provision, or constitute a waiver of the provision itself.

         17. SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the parties agree that such invalidity or unenforceability shall not affect any other provision of this Agreement, the remaining terms, covenants and provisions hereof shall remain in full force and effect.

         18. GOVERNING LAW. This Agreement and any disputes hereunder shall be governed and construed in accordance with the internal laws of the state of Wisconsin.

         19. HEADINGS. The headings used in this Agreement are for convenience and reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  20. COUNTERPARTS. This Agreement may be executed in counterparts,


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each of which shall be deemed an original, but both of which taken together shall constitute one and the same instrument.

         The parties intending to be bound hereby have caused this Agreement to be signed by their duly authorized representatives on the day and year first written above.

                                       GENERAC CORPORATION

                                       BY /s/ Robert D. Kern
                                          -------------------------------
                                          Robert D. Kern
                                          Chairman of the Board


                                       GENERAC PORTABLE PRODUCTS, INC.
                                       (F/K/A GPPC, INC.)

                                       BY /s/ Eric R. Wilkinson
                                          -------------------------------
                                          Eric R. Wilkinson
                                          President






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

                                LIST OF SCHEDULES

Schedule A:                Limited Warranty

                                   SCHEDULE A

      GENERAC'S STANDARD 1 YEAR LIMITED WARRANTY FOR STANDBY POWER SYSTEMS

For a period of one (1) year or 1500 hours of operation from the date of original sale, whichever occurs first, Generac will, at its option, repair or replace any part which, upon examination by Generac, is found to be defective under normal use and service in accordance with the warranty schedule set forth below. Any equipment which the buyer claims to be defective must be returned to and examined by the nearest authorized Generac warranty service facility. All transportation costs under the warranty, including return to the factory, are to be borne and prepaid by the buyer. This warranty applies only to generators used in standby applications ("Standby" as defined by Generac), provided said unit has been initially installed and inspected by an authorized Generac distributor or branch thereof.

WARRANTY SCHEDULE

YEAR ONE - 100% coverage on labor and parts listed:

                                    ENGINE - All components
                                    ALTERNATOR - All components
                                    TRANSFER SYSTEM - All components

All warranty expense allowances are subject to the conditions defined in the published GENERAC POLICIES AND PROCEDURE Manual.

Units which have been resold are not covered under the Generac warranty, as this warranty is not transferable.

THIS WARRANTY SHALL NOT APPLY TO:

1.      Costs or normal maintenance, adjustments, installation, and startup.

2. Units sold, rated or used for "prime power" applications as "Prime Power" has been defined by Generac.

3. Failures due to (a) normal wear and tear, or (b) accident, misuse, abuse, negligence, or improper installation.

4. Products which are modified or altered in a manner not authorized by Generac in writing.

5. Any incidental, consequential, or indirect damages caused by defects in materials or workmanship or any delay in repair or replacement of the defective parts.

6.      Failure due to misapplication.

7.      Telephone, telegraph, teletype, or other communication expenses.

8.      Living or travel expenses for person performing service.

9.      Rental equipment used while warranty repairs are being performed.

10.     Overtime labor.

11.     Starting batteries, fuses, light bulbs and engine fluids.

THIS WARRANTY IS IN PLACE OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED. SPECIFICALLY, GENERAC MAKES NO OTHER WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Some states do not allow limitations on how long an implied warranty lasts, so the above limitation may not apply to you.

GENERAC'S ONLY LIABILITY SHALL BE THE REPAIR OR REPLACEMENT OF PARTS AS STATED ABOVE. IN NO EVENT SHALL GENERAC BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH DAMAGES ARE A DIRECT RESULT OF GENERAC'S NEGLIGENCE. Some states do not allow the exclusion or limitation of incidental or consequential damages, so the above limitation may not apply to you. Buyer agrees to make no claims against Generac based on negligence.

This warranty gives you specific legal rights, and you may also have other rights which very from state to state.






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